Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$1,000,000.00	100.00%	$1,000,000.00	$39.30(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $48,991.65 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $39.30 registration fee for this offering, $48,952.35 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 355 dated March 3, 2009 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

Natixis Securities North America Inc.

Enhanced Return Note Linked to an
Equally Weighted Basket of 18 Common Stocks
due September 7, 2010

     This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Issuer rating:	Aa1 (negative outlook) (Moody’s) / AA+ (negative outlook) (Standard & Poor’s) / AA (F.IBCA)†

Specified Currency:	U.S. dollars

Aggregate Principal Amount:	$1,000,000.00

Principal Amount of each note:	$1,000.00

CUSIP No.:	28264QP99

ISIN:	US28264QP996

		Discounts and
	Issue price to public	commissions	Proceeds to us

Per note:	$1,000.00	$1.00	$999.00
Total:	$1,000,000.00	$1,000.00	$999,000.00

† A credit rating reflects the creditworthiness of the Issuer in the view of the rating agency and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the Issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.

     Assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Natixis Securities North America Inc.) may be significantly less than the original issue price.

     Natixis Securities North America Inc. may offer the notes in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

Agent:	Natixis Securities North America Inc. 9 West 57th St. New York, New York 10019 The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	March 3, 2009

Original Issue Date:	March 5, 2009

Maturity Date:	September 7, 2010, subject to adjustment in the event of a market disruption event on the determination date, in which case the Maturity Date will be the third business day following the determination date, as so postponed. If the Maturity Date is not a business day, then the Maturity Date will be the first following day that is a business day.

Underlying Basket:

An equally weighted basket consisting of 18 common stocks (each, a Basket Stock and, collectively, the Basket Stocks). The ticker symbol, stock weighting, and Initial Reference Level for each Basket Stock are set forth below. For more information about each Basket Stock, see "The Underlying Basket—The Basket Stocks".

Basket Stock (Ticker)	Stock weighting	Initial Reference Level
American Express Company (AXP)	1/18	$11.06
Berkshire Hathaway Inc. (BRK/B)	1/18	$2,444.00
Cardinal Health, Inc. (CAH)	1/18	$30.92
Colgate-Palmolive Company (CL)	1/18	$58.14
Emerson Electric Co. (EMR)	1/18	$25.22
Express Scripts, Inc. (ESRX)	1/18	$45.74
FedEx Corporation (FDX)	1/18	$40.30
The Goldman Sachs Group, Inc. (GS)	1/18	$86.27
The Home Depot, Inc. (HD)	1/18	$19.92
Johnson & Johnson (JNJ)	1/18	$47.92
Moody's Corporation (MCO)	1/18	$16.54
3M Company (MMM)	1/18	$42.84
PepsiCo, Inc. (PEP)	1/18	$46.85
The Procter & Gamble Company (PG)	1/18	$46.87
United Technologies Corporation (UTX)	1/18	$39.17
Walgreen Co. (WAG)	1/18	$23.24
Wal-Mart Stores, Inc. (WMT)	1/18	$48.04
The Western Union Company (WU)	1/18	$10.76

Determination Date:

September 1, 2010. If a market disruption event occurs or is continuing on the Determination Date, then the Determination Date will be postponed to the next Trading Day on which a market disruption event is not in effect. In no event, however, will the Determination Date be postponed by more than five Business Days. If the Determination Date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Determination Date. If the calculation agent determines that the closing price of a Basket Stock is not available on the Determination Date, as so postponed, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the Final Reference Level, and thus the payment at maturity, for the purposes of the notes based on its assessment, made in its sole discretion, of the market value of that Basket Stock on the Determination Date, as so postponed.

Payment at Maturity:	(i) If the Final Basket Level is equal to or greater than the Upper Cap, a cash payment per note equal to the Maximum Redemption Amount, or

(ii) If the Final Basket Level is equal to or greater than the Initial Basket Level and less than the Upper Cap, a cash payment per note equal to the product of (a) $1,000.00, and (b) [1 + (the Participation Rate x the Basket Return)], or

(iii) If the Final Basket Level is less than the Initial Basket Level, a cash payment per note equal to the sum of (a) $1,000.00, and (b) the product of (1) $1,000.00 and (2) the Basket Return.

Basket Return:	(Final Basket Level – Initial Basket Level) / Initial Basket Level

Upper Cap:	109.00% of the Initial Basket Level

Participation Rate:	400.00%

Maximum Redemption Amount:	136.00% of the Principal Amount per note, or $ 1,360.00

Initial Basket Level:	Set equal to 100.00.

Final Basket Level:	The Final Basket Level on the Determination Date will be calculated as follows:

100.00 x (1 + the sum of the Basket Stock Return of each Basket Stock on the Determination Date x (1/18))

Basket Stock Return:	For each Basket Stock, the performance of that Basket Stock from the Initial Reference Level to the Final Reference Level, calculated as follows:

Final Reference Level – Initial Reference Level Initial Reference Level

Initial Reference Level:	For each Basket Stock, the closing price on the Trade Date as set forth under “The Underlying Basket—The Basket Stocks” in this pricing supplement.

Final Reference Level:	For each Basket Stock, the closing price on the Determination Date (subject to any adjustment events as described below in “Additional Information — Adjustment Events”).

Market Disruption Events:	Any of the following will be a market disruption event:

• the occurrence or existence (as determined by the calculation agent in its sole discretion) on any Trading Day at any time during the one-half hour period prior to the scheduled closing time of the Relevant Exchange of

(a) any suspension of, limitation imposed on or impairment occurring with respect to, (1) trading in the Basket Stocks on the Relevant Exchange or any other exchange on which the Basket Stocks are listed or quoted or (2) trading in any options or futures contracts on or relating to the Basket Stocks on any exchange on which those contracts are traded, in either case whether by reason of movements in price exceeding limits permitted by that exchange or quotation system or otherwise, or

(b) any event that disrupts the ability of market participants in general to effect transactions in the Basket Stocks on the Relevant Exchange or in options or futures contracts on or relating to the Basket Stocks on any exchange on which those contracts are traded. Such disruptions may include, but are not limited to (1) the temporary closure and re-opening of that exchange, (2) a systems failure of the trading, communications and connectivity systems to that exchange and (3) a relocation of trading of the Basket Stocks from the Relevant Exchange to another exchange or quotation system, or

• the closure on any Trading Day of the Relevant Exchange, or any exchange or quotation system on which options or futures contracts on or relating to the Basket Stocks are traded, prior to its scheduled closing time if the calculation agent in its sole discretion determines that that earlier closing has an effect on the trading market for the Basket Stocks (or for options or futures contracts on or relating to the Basket Stocks). For this purpose, a “scheduled closing time” is any regular weekday closing time or any other closing time announced by the exchange if such closing time is announced not less than one hour before the regular weekday closing time of the that exchange or quotation system, or

• a general moratorium is declared in respect of banking activities in the country of incorporation of the issuer of the Basket Stocks (each referred to as a Basket Stock Issuer, or collectively, the Basket Stock Issuers), and, in the determination of the calculation agent in its sole discretion, any of the foregoing is material. In determining what is “material” the calculation agent may have regard to such circumstances as it in its sole discretion deems appropriate, including any hedging arrangements we, the agent or any of its affiliates may have in relation to the notes.

A limitation on the hours and number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the Relevant Exchange or quotation system, but a limitation on trading imposed during the course of the day by reason of movements in price otherwise exceeding levels permitted by the Relevant Exchange or quotation system may, if determined by the calculation agent in its sole discretion to be material, constitute a market disruption event.

The calculation agent will as soon as practicable notify us, Bank of New York Mellon as trustee of the notes, The Depository Trust Company, and Citibank, N.A., as the paying agent for the notes, of the occurrence of a market disruption event on any day that, but for the occurrence of a market disruption event, would have been the applicable Determination Date.

Relevant Exchange:	The primary organized U.S. securities exchange or trading market for each Basket Stock as determined by the calculation agent from time to time in its sole discretion.

Calculation agent:	Natixis Derivatives Inc.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

Business Day:

For purposes of this issuance, a Business Day means any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in London or New York.

Trading Day:

For purposes of the notes offered in this pricing supplement, a Trading Day is any day on which the Relevant Exchange is (or, in the absence of a market disruption event, would have been) open for trading, without regard to the scheduled closing time.

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of Notes:	Book-entry

Listing:	None

Failure to pay the Payment at Maturity when due:	In the event we fail to pay the payment at maturity on the Maturity Date, any overdue payment in respect of the payment at maturity of any note on the Maturity Date will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the calculation agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Acceleration:

If a holder of a note accelerates the maturity of the note upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be such as the calculation agent shall determine in good faith and in a commercially reasonable manner.

Other:

The notes do not pay interest and are not renewable notes, index linked notes or amortizing notes, each as described in the prospectus supplement. We intend to take the position that there is no optional redemption or extension of maturity in connection with the notes.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

     You should read this preliminary pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This preliminary pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

      http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

RISK FACTORS

     Unlike ordinary debt securities, the return on the notes depends on changes in values of a basket of equity securities. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in the price of the Basket Stocks and other events that are difficult to predict and beyond our control. Your notes are a riskier investment than ordinary debt securities. Unlike ordinary debt securities, the notes do not pay interest. Also, your notes are not equivalent to investing directly in the Basket Stocks. You should carefully consider the following risks before investing in the notes.

You may lose all or a significant part of your investment in the notes.

We will not repay you a fixed amount of principal on the notes at maturity and we are not liable for any loss of principal that you may incur due to fluctuations in the market price of the Basket Stocks.

     The payment at maturity will depend on the change in the market price of the Basket Stocks. Because the market price of the Basket Stocks is subject to market fluctuations, the payment at maturity may be less than the principal amount of the notes, and you will lose part or all of your investment if the Final Basket Level is less than the Initial Basket Level. You may also lose part or all of your investment if you sell the notes in the secondary market before their maturity.

     Even if the amount payable on your notes at maturity is greater than the price you paid for the notes, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, the overall return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

The principal of your notes is not protected.

     The principal of your notes is not protected. Our cash payment on your notes on the Maturity Date, if any, will be based on any increase or decrease in the Final Basket Level relative to the Initial Basket Level. If the Final Basket Level is less than the Initial Basket Level, the Payment at Maturity will be less than the principal amount of note, and may be zero.

     Also, the market price for each of your notes prior to the Maturity Date may be significantly lower than the purchase price you pay for each of your notes. Consequently, if you sell your notes before the Maturity Date, you may receive far less than the amount of your investment in the notes.

The potential return on your securities is limited and the amount you receive at maturity will never exceed the Maximum Redemption Amount.

     The maximum gain on your security is limited to the Maximum Redemption Amount payable at maturity of $1,300.00, regardless of the appreciation in the Basket Return, which may be significant. Because the Basket Return at various times during the term of the notes could be higher than on the Determination Date, you may receive a lower Payment at Maturity than you would have if you had invested directly in the Basket Stocks without taking into account taxes and other costs related to such a direct investment.

Assuming no changes in market conditions or any other relevant factors, the value of your notes on the Trade Date (as determined by reference to pricing models used by Natixis Securities North America Inc.) may be significantly less than the original issue price.

     The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Natixis Securities North America Inc. makes a market in the notes, the price quoted Natixis Securities North America Inc. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Natixis Securities North America Inc. will use for account statements or otherwise) could be lower than the original issue price, and may be lower than the value of your notes as determined by reference to pricing models used by Natixis Securities North America Inc.

     If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Natixis Securities North America Inc. You should read “Risk Factors—The market price of your notes may be influenced by many unpredictable factors” below.

     Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

     There is no assurance that Natixis Securities North America Inc. or any other party will be willing to purchase your notes and, in this regard, Natixis Securities North America Inc. is not obligated to make a market in the notes. See “Secondary trading in the notes may be limited” below.

Past performance of the Basket Stocks is no guide to future performance.

     The actual and relative performances of the Basket Stocks over the life of the notes may bear little relation to the historical prices of the Basket Stocks. Likewise, the amount payable at maturity may bear little relationship to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Stocks.

The formula for determining the payment at maturity does not take into account all developments in the market price of the Basket Stocks.

     Changes in the levels of the Basket Stocks during the term of the notes before the Determination Date will not be reflected in the calculation of the payment at maturity payable, if any, at maturity. The calculation agent will calculate the payment at maturity by comparing only the Initial Basket Level on the Trade Date, which is set at 100.00, and the Final Basket Level on the Determination Date. No other levels will be taken into account. As a result, you may lose part or all of your investment even if Final Basket Level has risen at certain times during the term of the notes, if the Final Basket Level is lower than the Initial Basket Level as calculated on the Determination Date.

The notes do not bear interest.

     You will not receive any interest payments on your notes. Even if the amount payable on your notes on the Maturity Date exceeds the principal amount of the notes, the overall return you earn on your notes may be less than you would have earned by investing in a debt security of comparable maturity that bears interest at a prevailing market rate.

You will have no shareholder rights or right to receive any stock.

     Investing in the notes will not make you a holder of any of the Basket Stocks. Neither you nor any other holder or owner of notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Basket Stocks by virtue of your holding notes. Your notes will be paid in cash, and you will have no rights to directly receive delivery of any of the Basket Stocks.

The market price of your notes may be influenced by many unpredictable factors.

     The following factors, most of which are beyond our control, will influence the market value of your notes, as well as the payment at maturity:

  the absolute and relative changes in the Underlying Basket,

  the volatility (i.e., the frequency and magnitude of changes) in the levels of the Underlying Basket. As indicated under “The Underlying Basket”, the prices of the Baskets Stocks have been highly volatile at times. It is impossible to predict whether the prices of the Basket Stocks will rise or fall, economic, financial, regulatory, political, military and other events that affect stock markets generally and the market segments of which the Basket Stocks are a part, and which may affect the absolute, and relative changes in, levels of the Underlying Basket, interest and yield rates in the market,

  the time remaining until your notes mature, and

  our creditworthiness.

     These factors will influence the price you will receive if you sell your notes prior to maturity. If you sell your notes prior to maturity, you may receive less than the outstanding principal amount of your notes. You cannot predict the future performance of the Basket Stocks based on their historical performance.

Trading and other transactions by Natixis Securities North America Inc. or its affiliates in securities linked to the Basket Stocks may impair the value of your notes.

     Natixis Securities North America Inc. or one or more of its affiliates may hedge its obligations under the swap that Natixis Securities North America Inc. expects to enter into with us relating to the offered notes by purchasing some or all of the Basket Stocks, options or futures on the Basket Stocks or other instruments linked to the Basket Stocks, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the Determination Date. Natixis Securities North America Inc. may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to the Basket Stocks. Any of these hedging activities may adversely affect the market prices of the Basket Stocks and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that Natixis Securities North America Inc. could receive substantial returns with respect to these hedging activities while the value of your notes may decline.

     Natixis Securities North America Inc. and its affiliates may also engage in trading in the Basket Stocks or instruments whose returns are linked to the Basket Stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Natixis Securities North America Inc. or its affiliates could adversely affect the market prices of the Basket Stocks and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Natixis Securities North America Inc. and its affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the market prices of the Basket Stocks. By introducing competing products into the marketplace in this manner, we or Natixis Securities North America Inc. or its affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

There may be conflicts of interest between you and Natixis Securities North America Inc.

     As noted above, Natixis Securities North America Inc. and its affiliates expect to engage in trading activities related to the Basket Stocks. These trading activities may present a conflict between your interest in your notes and the interests Natixis Securities North America Inc. and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market prices of the Basket Stocks, could be adverse to your interests as a beneficial owner of your notes.

     Natixis Securities North America Inc. and its affiliates may, at present or in the future, engage in business with the Basket Stock Issuers, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Natixis Securities North America Inc. or another affiliate of Natixis Securities North America Inc. and your interests as a beneficial owner of notes. Moreover, one or more of Natixis Securities North America Inc.’s affiliates have published, and in the future expect to publish, research reports with respect to some or all of the Basket Stock Issuers. Any of these activities by Natixis Securities North America Inc. or any of its affiliates may affect the market prices of the Basket Stocks and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As calculation agent, Natixis Derivatives Inc. will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

     As calculation agent for your notes, Natixis Derivatives Inc. will have discretion in making various determinations that affect your notes, including the Basket Stock Return of each Basket Stock, the Final Basket Level, the payment at maturity, the amount payable on any acceleration, the existence and effects of market disruption events and Adjustment Events. The exercise of this discretion by Natixis Derivatives Inc. could adversely affect the value of your notes and may present Natixis Derivatives Inc. with a conflict of interest of the kind described below under “Risk Factors—There may be conflicts of interest between you and Natixis Derivatives Inc.”.

Antidilution protection is limited and adjustments to the terms of the notes may not match actual developments with regard to the Basket Stocks.

     Natixis Derivatives Inc., as calculation agent for your notes, will adjust the Basket Stock Return of any Basket Stock for stock split and certain corporate actions, such as mergers. The calculation agent is not be required, however, to make such adjustments in response to all corporate actions, including if the Basket Stock Issuers or another party makes a partial tender or partial exchange offer for the Basket Stocks. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of your notes may be materially and adversely affected. See “Additional Information — Adjustment Events” below for further details.

There is no affiliation between the Basket Stock Issuers and us, and we are not responsible for any disclosure by the Basket Stock Issuers.

     We are not affiliated with the Basket Stock Issuers. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the Basket Stock Issuers. You, as an investor in your notes, should make your own investigation into Basket Stock Issuers. See “The Underlying Basket” below for additional information about the Basket Stock Issuers.

     None of the Basket Stock Issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes. None of the Basket Stock Issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

We can postpone the Determination Date if a market disruption event occurs.

     If the calculation agent determines that a market disruption event has occurred or is continuing on the Determination Date, the Determination Date will be postponed until the first Trading Day on which no market disruption event occurs or is continuing, but in no event will the postponement last for more than five Business Days. Moreover, if the closing price of any Basket Stock is not available on the Determination Date, as so postponed, because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the Final Reference Level based on its assessment, made in its sole discretion, of the market value of that Basket Stock at that time. If this occurs, the maturity of your notes will also be postponed by an equal number of days. Thus, you may not receive the cash payment that we are obligated to deliver at maturity until five Business Days after the originally scheduled due date.

Secondary trading in the notes may be limited.

     The notes are a new issue of securities with no established trading market. Your notes will not be listed on any securities exchange or be included in any interdealer market quotation system and there may be little or no secondary market for your notes. In this regard, Natixis Securities North America inc. is not obligated to make a market in the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for your notes in any secondary market could be substantial. If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be different (higher or lower) than any price quoted by Natixis Securities North America Inc. You should read “The market value of your notes may be influenced by many unpredictable factors” above.

The U.S. Federal income tax treatment on the notes is uncertain and the terms of the notes require you to follow the treatment that we will adopt.

     There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the notes or similar instruments. Pursuant to the terms of the notes, you agree to treat the notes as an “open transaction” for U.S. Federal income tax purposes. You will be required to characterize the notes for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the United States Internal Revenue Service (IRS) successfully argues that the notes should be treated differently, the timing and character of income on the notes may be affected and, among other things, you may be required to pay tax on deemed interest even though your notes do not bear periodic interest. We are not requesting a ruling from the IRS with respect to the notes, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement and in the accompanying prospectus supplement and prospectus under “Taxation in the United States.”

     In addition, as discussed further below, on December 7, 2007, the Internal Revenue Service (the IRS) issued a notice indicating that it and the Treasury Department (Treasury) are actively considering, among other issues, whether the holders should be required to accrue ordinary income on a current basis, and whether gain or loss should be ordinary or capital. The outcome of this process is uncertain and could apply on a retroactive basis. You should carefully review the discussion of the notice under "Taxation in the United States—Possible Alternative Tax Treatments of an Investment in the Notes" in this pricing supplement and consult your tax advisor regarding the treatment of the securities, including possible alternative characterizations in general and the possible impact of the notice in particular.

ADDITIONAL INFORMATION

Calculation agent

     We have initially appointed Natixis Derivatives Inc. as calculation agent for the purpose of determining the Final Basket Level and for all calculations and determinations regarding market disruption events, the payment at maturity and the interest rate applicable to any overdue payment of the payment at maturity. Unless there is manifest error, these determinations by the calculation agent will be final and binding on us and you. The calculation agent will, as soon as practicable after receipt of any written request to do so, advise a noteholder of any determination made by it on or before the date of receipt of that request. The calculation agent will make available for inspection by noteholders copies of these determinations. Upon request, the calculation agent will also provide a written statement to a noteholder showing how the payment at maturity per principal amount of the notes was calculated. Requests to the calculation agent should be addressed to:

Natixis Derivatives Inc.
9 West 57th St., 35th Floor
New York, NY 10019
Attention: General Counsel
Telephone: +1 212 891 6137
Facsimile: +1 212 891 1922

Adjustment Events

     An Adjustment Event for any of the Basket Stocks will be any of the following: Potential Adjustment Event, Merger Event, Delisting, Nationalization or Insolvency, each as defined below.

Potential Adjustment Event

     Any of the following will be a Potential Adjustment Event:

  a subdivision, consolidation or reclassification of the Basket Stock (unless a Merger Event, as defined below),

  a distribution or dividend to existing holders of the Basket Stock of (a) that Basket Stock, (b) other share capital or securities granting the right to payment of dividends or the proceeds of liquidation of the Basket Stock Issuers equally or proportionately with such payments to holders of Basket Stock, (c) share capital or other securities of another issuer acquired by the Basket Stock Issuer as a result of a “spin-off” or other similar transaction or (d) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent in its sole discretion, an extraordinary dividend,

  a call by the Basket Stock Issuer in respect of the Basket Stock that is not fully paid,

  a repurchase by or on behalf of the Basket Stock Issuer or any of its subsidiaries of the Basket Stock, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise, in respect of the Basket Stock Issuer, an event that results in any shareholder rights being distributed or becoming separated from the shares of common stock or other shares of the capital stock of the Basket Stock Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the calculation agent in its sole discretion, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights, the occurrence of a tender offer by any entity or person to purchase more than 10% but less than 50% of the outstanding voting shares of any class of shares of the Basket Stock Issuer, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and term of the tender offer, and any other event that may have, in the opinion of the calculation agent in its sole discretion, a dilutive or concentrative or other effect on the theoretical value of the Basket Stock.

     Following the declaration by the Basket Stock Issuer of the terms of any Potential Adjustment Event, the calculation agent will determine in its sole discretion whether that Potential Adjustment Event has a dilutive or concentrative or other effect on the theoretical value of the Basket Stock and, if so, will:

  make the corresponding adjustment, if any, to any one or more of the Initial Reference Level or the Final Reference Level, as applicable, as the calculation agent in its sole discretion determines appropriate to account for that dilutive or concentrative or other effect, and determine the effective date of that adjustment.

The calculation agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of that Potential Adjustment Event made by an exchange or quotation system to options contracts or futures contracts on the Basket Stock traded on that exchange or quotation system.

     Upon making any such adjustment, the calculation agent will as soon as practicable notify us and the trustee and paying agent for the notes, stating the adjustment made to the Initial Reference Level or the Final Reference Level, as applicable, and giving brief details of the Potential Adjustment Event.

Merger Event

     Merger Event means, in relation to a Basket Stock, any:

  reclassification of or change to the Basket Stock that results in a transfer of or an irrevocable commitment to transfer all holdings of outstanding Basket Stock,

  consolidation, amalgamation or merger of the Basket Stock Issuer with or into another entity other than a consolidation, amalgamation or merger in which the Basket Stock Issuer is the continuing entity and which does not result in a reclassification of or change to the Basket Stock, or other takeover offer for the Basket Stock Issuer that results in a transfer of or an irrevocable commitment to transfer all the Basket Stock (other than holdings of the Basket Stock owned or controlled by the offeror), in each case if the Merger Date is on or before the applicable Determination Date.

     In respect of each Merger Event, the following terms have the meanings given below:

  Merger Date means the date upon which all holders of the Basket Stock (other than, in the case of a takeover offer, holdings of the Basket Stock owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their holdings of the Basket Stock,

  Share-for-Share means that the consideration for the Basket Stock consists or, at the option of the holder of the Basket Stock, may consist, solely of common shares of the offeror or of a third party other than the Basket Stock (New Shares) issued in connection with the merger,

  Share-for-Other means that the consideration for the Basket Stock consists solely of cash or any securities other than New Shares or assets, whether those of the offeror or of a third party, and

  Share-for-Combined means that the consideration for the Basket Stock consists of cash or any securities, including New Shares, or assets, whether those of the offeror or of a third party.

     If a Share-for-Share Merger Event or a Share-for-Combined Merger Event occurs in relation to the Basket Stock and the issuer of the New Shares is not the Basket Stock Issuer, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will redefine the Basket Stock to include the relevant quantity of the New Shares to which a holder of the Basket Stock immediately prior to the occurrence of the Merger Event would be entitled upon consummation of the Merger Event, whereupon:

  the New Shares will be deemed to be the Basket Stock,

  the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price (as defined below) of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for the Basket Stock to the Initial Reference Level for the Basket Stock immediately prior to the occurrence of the Merger Event, and if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Spot Price means:

  in relation to the Basket Stock, the last official reported price for the Basket Stock on the Relevant Exchange, as determined by or on behalf of the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Nationalization or Insolvency, and

  in relation to a Replacement Share or a New Share, the official closing price for those shares on their primary market of trading, as determined by the calculation agent in its sole discretion, on the first Trading Day following the relevant Delisting, Merger Event, Nationalization or Insolvency.

     If a Share-for-Other Merger Event, a Share-for-Share Merger Event or a Share-for-Combined Merger Event where the issuer of the New Shares is the Basket Stock Issuer occurs in relation to the Basket Stock, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will adjust the Basket Stock by substituting the Basket Stock with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Merger Event, whereupon:

  the Replacement Shares will be deemed to be the Basket Stock,

  the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for the Basket Stock to the Initial Reference Level for the Basket Stock immediately prior to the occurrence of the Merger Event, and if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Hypothetical examples

     The following tables set out hypothetical payments at maturity per $1,000.00 principal amount of notes, and are provided for purposes of illustration only. The examples should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Final Basket Levels could have on the pre-tax payment at maturity, assuming all other variables remain constant.

     The examples assume that there is no change in or affecting any of the Basket Stocks and that no market disruption event occurs.

     The information in the examples reflect hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk Factors”.

     The performance of the Underlying Basket cannot be predicted for any future period. The actual absolute and relative performances of the Underlying Basket over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical return examples set forth below.

     Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the Basket Stocks. Also, the hypothetical returns shown below do not take into account the effects of applicable taxes.

     The following table represents certain hypothetical payments at maturity. The last column below shows the hypothetical total return (expressed as a percentage of the principal amount) that you would receive on the Maturity Date, based on the corresponding hypothetical Basket Return. The hypothetical examples set forth below are based on an Initial Basket Level of 100.00.

Final Basket Level	Value of Payment at Maturity	Basket Return	Total Return
175.00	$1,360.00	75.00%	36.00%
150.00	$1,360.00	50.00%	36.00%
130.00	$1,360.00	30.00%	36.00%
125.00	$1,360.00	25.00%	36.00%
120.00	$1,360.00	20.00%	36.00%
115.00	$1,360.00	15.00%	36.00%
110.00	$1,360.00	10.00%	36.00%
107.50	$1,300.00	7.50%	30.00%
105.00	$1,200.00	5.00%	20.00%
102.50	$1,100.00	2.50%	10.00%
100.00	$1,000.00	0.00%	0.00%
90.00	$900.00	-10.00%	-10.00%
80.00	$800.00	-20.00%	-20.00%
70.00	$700.00	-30.00%	-30.00%
60.00	$600.00	-40.00%	-40.00%
50.00	$500.00	-50.00%	-50.00%
40.00	$400.00	-60.00%	-60.00%
30.00	$300.00	-70.00%	-70.00%
20.00	$200.00	-80.00%	-80.00%
10.00	$100.00	-90.00%	-90.00%
0.00	$0.00	-100.00%	-100.00%

Same-day funds settlement and payment

     The initial settlement for the notes and all payments of principal will be made in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, transfers of the notes will be made in the Same-Day Funds Settlement System of The Depository Trust Company (the Depository) until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

THE UNDERLYING BASKET

     Provided below are brief descriptions of each of the Basket Stock Issuers obtained from publicly available information published by those Basket Stock Issuers along with quarterly historical prices for each Basket Stock. The historical tables set forth the high intra-day, low intra-day and quarter-end closing prices for each Basket Stock. The information given below is for all four calendar quarters in 2005, 2006, 2007, 2008 and the period from January 1, 2009 to March 2, 2009. The closing prices listed below were obtained from Bloomberg Financial Markets without independent verification. The historical closing prices of each Basket Stock should not be taken as an indication of future performance, and no assurance can be given that the price of the Basket Stocks will not decrease such that you would receive less than the principal amount of your securities at maturity.

     Information about each Basket Stock Issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the relevant Basket Stock Issuer’s website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Basket Stock Issuers with the Securities and Exchange Commission (SEC).

     Each of the Basket Stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by each Basket Stock Issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

     This pricing supplement relates only to the notes and does not relate to the Basket Stocks. We have derived the information about the Basket Stock Issuers in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the Basket Stock Issuers in connection with the offering of the notes. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Stock Issuers contained in this pricing supplement. Furthermore, we do not know whether the Basket Stock Issuers have disclosed all events occurring before the date of this pricing supplement — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market prices of the Basket Stocks and, therefore, the Initial Reference Levels and the Final Reference Levels of the Basket Stocks that the calculation agent will use to determine the payment at maturity with respect to your notes. You, as an investor in the notes, should make your own investigation of the Basket Stock Issuers.

The Basket Stocks

Description of American Express Company

ISIN: US0258161092
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, American Express Company is a leading global payments and travel company. Its principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world. Information provided to or filed with the SEC by American Express Company pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-07657.

Historical Performance of American Express Company

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$45.05	$44.01	$44.97
Second Quarter	$48.14	$43.60	$46.59
Third Quarter	$52.05	$46.39	$50.28
Fourth Quarter	$52.84	$47.15	$51.46
2006
First Quarter	$54.87	$51.40	$52.55
Second Quarter	$54.78	$51.00	$53.22
Third Quarter	$56.08	$50.62	$56.08
Fourth Quarter	$61.90	$55.18	$60.67
2007
First Quarter	$60.36	$54.75	$56.40
Second Quarter	$65.07	$55.86	$61.18
Third Quarter	$65.55	$56.74	$59.37
Fourth Quarter	$63.23	$50.84	$52.02
2008
First Quarter	$51.04	$40.04	$43.72
Second Quarter	$51.33	$37.67	$37.67
Third Quarter	$40.91	$32.55	$35.43
Fourth Quarter	$35.34	$17.23	$18.55
2009
First Quarter (through March 2, 2009)	$17.93	$11.06	$11.06

Description of Berkshire Hathaway Inc.

ISIN: US0846702076
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these are insurance businesses conducted on both a primary basis and a reinsurance basis. Berkshire Hathaway Inc. also owns and operates a large number of other businesses engaged in a variety of activities, including: utilities and energy; manufacturing, service and retailing; and finance and financial products. Information provided to or filed with the SEC by Berkshire Hathaway Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-14905.

Historical Performance of Berkshire Hathaway Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$2,895.00	$2,856.00	$2,856.00
Second Quarter	$2,924.01	$2,743.00	$2,783.50
Third Quarter	$2,842.00	$2,674.90	$2,731.00
Fourth Quarter	$3,019.00	$2,736.00	$2,935.50
2006
First Quarter	$3,012.00	$2,876.50	$3,012.00
Second Quarter	$3,090.50	$2,850.00	$3,043.00
Third Quarter	$3,225.00	$2,990.00	$3,174.00
Fourth Quarter	$3,800.00	$3,175.00	$3,666.00
2007
First Quarter	$3,681.00	$3,479.00	$3,640.00
Second Quarter	$3,679.00	$3,540.60	$3,605.00
Third Quarter	$3,999.70	$3,588.00	$3,952.00
Fourth Quarter	$4,985.00	$3,959.00	$4,736.00
2008
First Quarter	$4,795.00	$4,225.00	$4,472.90
Second Quarter	$4,498.00	$4,012.00	$4,012.00
Third Quarter	$4,595.00	$3,895.00	$4,395.00
Fourth Quarter	$4,650.00	$2,620.00	$3,214.00
2009
First Quarter (through March 2, 2009)	$2,994.00	$2,360.00	$2,444.00

Description of Cardinal Health, Inc.

ISIN: US14149Y1082
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Cardinal Health, Inc. is a leading provider of products and services that improve the safety and productivity of healthcare. Information provided to or filed with the SEC by Cardinal Health, Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-11373.

Historical Performance of Cardinal Health, Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$57.17	$53.78	$55.80
Second Quarter	$60.80	$53.28	$57.58
Third Quarter	$63.44	$57.28	$63.44
Fourth Quarter	$69.24	$60.49	$68.75
2006
First Quarter	$75.34	$67.91	$74.52
Second Quarter	$74.91	$62.83	$64.33
Third Quarter	$70.42	$62.80	$65.74
Fourth Quarter	$66.38	$61.83	$64.43
2007
First Quarter	$72.95	$63.93	$72.95
Second Quarter	$75.28	$69.07	$70.64
Third Quarter	$71.28	$62.53	$62.53
Fourth Quarter	$68.03	$56.47	$57.75
2008
First Quarter	$61.48	$49.80	$52.51
Second Quarter	$57.31	$50.63	$51.58
Third Quarter	$55.57	$48.54	$49.28
Fourth Quarter	$50.50	$28.38	$34.47
2009
First Quarter (through March 2, 2009)	$39.53	$30.92	$30.92

Description of Colgate-Palmolive Company

ISIN: US1941621039
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Colgate-Palmolive Company is a leading consumer products company whose products are marketed in over 200 countries and territories throughout the world. Information provided to or filed with the SEC by Colgate-Palmolive Company pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-00644.

Historical Performance of Colgate-Palmolive Company

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$52.28	$50.59	$52.17
Second Quarter	$53.95	$48.60	$49.91
Third Quarter	$54.06	$49.55	$52.79
Fourth Quarter	$56.39	$51.78	$54.85
2006
First Quarter	$58.28	$53.70	$57.10
Second Quarter	$61.51	$56.26	$59.90
Third Quarter	$62.57	$58.22	$62.10
Fourth Quarter	$66.83	$59.79	$65.24
2007
First Quarter	$68.87	$65.10	$66.79
Second Quarter	$68.15	$64.44	$64.85
Third Quarter	$71.62	$64.91	$71.32
Fourth Quarter	$80.64	$71.38	$77.96
2008
First Quarter	$80.98	$73.50	$77.91
Second Quarter	$78.89	$68.21	$69.10
Third Quarter	$79.99	$73.50	$75.35
Fourth Quarter	$76.76	$54.77	$68.54
2009
First Quarter (through March 2, 2009)	$65.76	$58.14	$58.14

Description of Emerson Electric Co.

ISIN: US2910111044
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Emerson Electric Co. is a diversified global technology company which designs and supplies product technology and delivers engineering services in a wide range of industrial, commercial and consumer markets around the world.. Information provided to or filed with the SEC by Emerson Electric Co. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-00278.

Historical Performance of Emerson Electric Co.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$33.20	$32.11	$32.47
Second Quarter	$34.00	$30.68	$31.32
Third Quarter	$35.94	$31.17	$35.90
Fourth Quarter	$38.70	$33.97	$37.35
2006
First Quarter	$42.84	$37.54	$41.82
Second Quarter	$43.74	$39.31	$41.91
Third Quarter	$42.03	$38.08	$41.93
Fourth Quarter	$44.52	$41.11	$44.09
2007
First Quarter	$45.80	$42.11	$43.09
Second Quarter	$49.11	$41.85	$46.80
Third Quarter	$53.37	$45.42	$53.22
Fourth Quarter	$58.32	$50.50	$56.66
2008
First Quarter	$55.83	$47.88	$51.46
Second Quarter	$58.20	$48.17	$49.45
Third Quarter	$46.82	$38.46	$40.79
Fourth Quarter	$39.19	$29.98	$36.61
2009
First Quarter (through March 2, 2009)	$35.11	$25.22	$25.22

Description of Express Scripts, Inc.

ISIN: US3021821000
Relevant Exchange: NASDAQ GS

According to its publicly available documents, Express Scripts, Inc. is one of the largest Pharmacy Benefit Management companies in North America and provides a full range of services, including retail network pharmacy management, retail drug card programs, home delivery pharmacy services, benefit design consultation, drug utilization review, specialty services, drug formulary management programs and compliance and therapy management programs. Its clients include HMOs, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. Information provided to or filed with the SEC by Express Scripts, Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 000-20199.

Historical Performance of Express Scripts, Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$21.92	$20.83	$21.80
Second Quarter	$26.13	$21.18	$24.99
Third Quarter	$31.10	$23.99	$31.10
Fourth Quarter	$44.78	$29.93	$41.90
2006
First Quarter	$46.96	$42.58	$43.95
Second Quarter	$43.82	$32.28	$35.87
Third Quarter	$42.17	$34.93	$37.73
Fourth Quarter	$38.71	$29.84	$35.80
2007
First Quarter	$42.30	$32.42	$40.36
Second Quarter	$51.10	$41.01	$50.01
Third Quarter	$55.82	$48.79	$55.82
Fourth Quarter	$74.01	$53.69	$73.00
2008
First Quarter	$77.58	$56.26	$64.32
Second Quarter	$73.74	$62.49	$62.72
Third Quarter	$76.67	$66.59	$73.82
Fourth Quarter	$74.07	$48.84	$54.98
2009
First Quarter (through March 2, 2009)	$58.13	$45.74	$45.74

Description of FedEx Corporation

ISIN: US31428X1063
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, FedEx Corporation provides a broad portfolio of transportation, e-commerce and business services through companies that provide express transportation services, small-package ground delivery services, less-than-truckload freight services and corporate services, including sales, marketing, information technology and customer service support. Information provided to or filed with the SEC by FedEx Corporation pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-15829.

Historical Performance of FedEx Corporation

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$95.00	$93.21	$93.95
Second Quarter	$93.11	$80.10	$81.01
Third Quarter	$87.13	$77.00	$87.13
Fourth Quarter	$104.56	$85.59	$103.39
2006
First Quarter	$116.00	$98.02	$112.94
Second Quarter	$119.42	$105.10	$116.86
Third Quarter	$118.29	$98.12	$108.68
Fourth Quarter	$118.63	$107.42	$108.62
2007
First Quarter	$120.97	$107.43	$107.43
Second Quarter	$112.37	$104.49	$110.97
Third Quarter	$117.25	$102.86	$104.75
Fourth Quarter	$107.51	$89.17	$89.17
2008
First Quarter	$93.42	$82.55	$92.67
Second Quarter	$98.65	$77.25	$78.79
Third Quarter	$92.00	$79.04	$79.04
Fourth Quarter	$80.74	$54.94	$64.15
2009
First Quarter (through March 2, 2009)	$56.75	$40.30	$40.30

Description of The Goldman Sachs Group, Inc.

ISIN: US38141G1040
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Its activities are divided into three segments: (i) Investment Banking, (ii) Trading and Principal Investments and (iii) Asset Management and Securities Services. Information provided to or filed with the SEC by The Goldman Sachs Group, Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-14965.

Historical Performance of The Goldman Sachs Group, Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$109.99	$107.99	$109.99
Second Quarter	$113.53	$95.50	$102.02
Third Quarter	$121.58	$102.71	$121.58
Fourth Quarter	$134.12	$113.18	$127.71
2006
First Quarter	$156.96	$127.04	$156.96
Second Quarter	$168.55	$138.50	$150.43
Third Quarter	$170.00	$140.10	$169.17
Fourth Quarter	$205.10	$170.69	$199.35
2007
First Quarter	$220.94	$190.00	$206.63
Second Quarter	$233.64	$205.65	$216.75
Third Quarter	$224.55	$164.90	$216.74
Fourth Quarter	$247.92	$201.51	$215.05
2008
First Quarter	$207.78	$151.02	$165.39
Second Quarter	$200.27	$162.40	$174.90
Third Quarter	$169.73	$108.00	$128.00
Fourth Quarter	$134.50	$52.00	$84.39
2009
First Quarter (through March 2, 2009)	$97.89	$78.26	$86.27

Description of The Home Depot, Inc.

ISIN: US4370761029
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, The Home Depot, Inc. is the world's largest home improvement retailer and the second largest retailer in the United States. Its stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services. Information provided to or filed with the SEC by The Home Depot, Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-08207.

Historical Performance of The Home Depot, Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$38.59	$37.69	$38.24
Second Quarter	$40.34	$35.09	$38.90
Third Quarter	$43.95	$37.85	$38.14
Fourth Quarter	$42.58	$37.68	$40.48
2006
First Quarter	$43.81	$38.73	$42.30
Second Quarter	$42.65	$35.79	$35.79
Third Quarter	$37.22	$33.13	$36.27
Fourth Quarter	$40.16	$35.76	$40.16
2007
First Quarter	$41.76	$36.74	$36.74
Second Quarter	$40.03	$36.79	$39.35
Third Quarter	$40.94	$32.44	$32.44
Fourth Quarter	$34.22	$25.94	$26.94
2008
First Quarter	$30.64	$24.71	$27.97
Second Quarter	$30.12	$23.42	$23.42
Third Quarter	$30.16	$24.99	$25.89
Fourth Quarter	$25.92	$18.51	$23.02
2009
First Quarter (through March 2, 2009)	$23.53	$18.71	$19.92

Description of Johnson & Johnson

ISIN: US4781601046
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Johnson & Johnson is a holding company that has more than 250 operating companies conducting business in virtually all countries of the world. Its primary focus has been on products related to human health and well-being, including research and development, manufacture and sale of a broad range of products in the health care field. Information provided to or filed with the SEC by Johnson & Johnson pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-03215.

Historical Performance of Johnson & Johnson

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$68.35	$66.79	$67.16
Second Quarter	$69.40	$65.00	$65.00
Third Quarter	$65.18	$61.94	$63.28
Fourth Quarter	$64.32	$60.04	$60.10
2006
First Quarter	$63.10	$56.80	$59.22
Second Quarter	$61.79	$57.65	$59.92
Third Quarter	$65.00	$60.04	$64.94
Fourth Quarter	$69.10	$64.58	$66.02
2007
First Quarter	$67.76	$60.00	$60.26
Second Quarter	$65.12	$60.10	$61.62
Third Quarter	$65.70	$59.77	$65.70
Fourth Quarter	$68.40	$63.91	$66.70
2008
First Quarter	$68.31	$61.33	$64.87
Second Quarter	$68.26	$63.57	$64.34
Third Quarter	$72.22	$66.90	$69.28
Fourth Quarter	$67.79	$55.33	$59.83
2009
First Quarter (through March 2, 2009)	$58.58	$47.92	$47.92

Description of Moody's Corporation

ISIN: US6153691059
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Moody's Corporation is a provider of (i) credit ratings and related research, data and analytical tools, (ii) quantitative credit risk measures, risk scoring software and credit portfolio management solutions and (iii) beginning in January 2008, fixed income pricing data and valuation models. Its customers include a wide range of corporate and governmental issuers of securities as well as institutional investors, depositors, creditors, investment banks, commercial banks and other financial intermediaries. Information provided to or filed with the SEC by Moody's Corporation pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-14037.

Historical Performance of Moody's Corporation

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$41.04	$40.43	$40.43
Second Quarter	$46.60	$40.01	$44.96
Third Quarter	$51.68	$45.00	$51.08
Fourth Quarter	$62.30	$49.71	$61.42
2006
First Quarter	$71.46	$61.20	$71.46
Second Quarter	$72.45	$50.43	$54.46
Third Quarter	$65.38	$50.30	$65.38
Fourth Quarter	$71.49	$60.91	$69.06
2007
First Quarter	$74.84	$59.56	$62.06
Second Quarter	$72.56	$60.18	$62.20
Third Quarter	$62.61	$42.87	$50.40
Fourth Quarter	$53.92	$35.39	$35.70
2008
First Quarter	$42.31	$32.06	$34.83
Second Quarter	$45.77	$34.16	$34.44
Third Quarter	$41.52	$31.02	$34.00
Fourth Quarter	$32.00	$15.63	$20.09
2009
First Quarter (through March 2, 2009)	$24.98	$16.54	$16.54

Description of 3M Company

ISIN: US88579Y1010
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, 3M Company. is a diversified technology company with a global presence in the following businesses: industrial and transportation; health care; display and graphics; consumer and office; safety, security and protection services; and electro and communications. It is among the leading manufacturers of products for many of the markets it serves. Most of 3M Company's products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically-oriented companies. Information provided to or filed with the SEC by 3M Company pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-03285.

Historical Performance of 3M Company

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$85.98	$84.65	$85.69
Second Quarter	$85.25	$72.30	$72.30
Third Quarter	$76.13	$70.86	$73.36
Fourth Quarter	$79.40	$70.07	$77.50
2006
First Quarter	$79.11	$70.65	$75.69
Second Quarter	$88.13	$75.84	$80.77
Third Quarter	$81.39	$68.11	$74.42
Fourth Quarter	$81.64	$73.59	$77.93
2007
First Quarter	$79.56	$73.01	$76.43
Second Quarter	$88.43	$76.23	$86.79
Third Quarter	$93.58	$85.06	$93.58
Fourth Quarter	$95.85	$79.22	$84.32
2008
First Quarter	$82.71	$74.91	$79.15
Second Quarter	$82.90	$69.51	$69.59
Third Quarter	$72.68	$66.32	$68.31
Fourth Quarter	$67.39	$53.50	$57.54
2009
First Quarter (through March 2, 2009)	$56.55	$42.84	$42.84

Description of PepsiCo, Inc.

ISIN: US7134481081
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, PepsiCo, Inc. is leading global snack and beverage company. It manufactures, markets and sells a variety of salty, convenient, sweet and grain-based snacks, carbonated and non-carbonated beverages and food. Information provided to or filed with the SEC by PepsiCo, Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-01183.

Historical Performance of PepsiCo, Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$53.36	$51.92	$53.03
Second Quarter	$57.12	$52.74	$53.93
Third Quarter	$56.71	$52.58	$56.71
Fourth Quarter	$59.90	$56.51	$59.08
2006
First Quarter	$60.49	$56.77	$57.79
Second Quarter	$61.10	$57.20	$60.04
Third Quarter	$65.91	$60.27	$65.26
Fourth Quarter	$64.91	$61.24	$62.55
2007
First Quarter	$65.38	$62.16	$63.56
Second Quarter	$69.48	$62.99	$64.85
Third Quarter	$73.26	$64.67	$73.26
Fourth Quarter	$78.69	$70.40	$75.90
2008
First Quarter	$79.57	$66.73	$72.20
Second Quarter	$72.13	$63.59	$63.59
Third Quarter	$73.23	$68.39	$71.27
Fourth Quarter	$71.64	$50.29	$54.77
2009
First Quarter (through March 2, 2009)	$53.53	$46.85	$46.85

Description of The Procter & Gamble Company

ISIN: US7427181091
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, The Procter & Gamble Company, provides branded consumer goods products worldwide. Its customers include mass merchandisers, grocery stores, membership club stores, drug stores and high-frequency stores. Information provided to or filed with the SEC by The Procter & Gamble Company pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-00434.

Historical Performance of The Procter & Gamble Company

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$53.36	$51.86	$53.00
Second Quarter	$56.62	$52.61	$52.75
Third Quarter	$59.46	$52.16	$59.46
Fourth Quarter	$59.62	$54.81	$57.88
2006
First Quarter	$62.25	$57.53	$57.63
Second Quarter	$58.38	$53.18	$55.60
Third Quarter	$62.73	$55.66	$61.98
Fourth Quarter	$64.48	$62.04	$64.27
2007
First Quarter	$66.09	$61.17	$63.16
Second Quarter	$64.40	$61.03	$61.19
Third Quarter	$70.51	$61.03	$70.34
Fourth Quarter	$74.67	$68.59	$73.42
2008
First Quarter	$72.68	$64.68	$70.07
Second Quarter	$71.14	$60.49	$60.81
Third Quarter	$73.15	$66.75	$69.69
Fourth Quarter	$71.44	$57.37	$61.82
2009
First Quarter (through March 2, 2009)	$58.22	$46.87	$46.87

Description of United Technologies Corporation

ISIN: US9130171096
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, United Technologies Corporation provides high technology products and services to the building systems and aerospace industries worldwide. Its operating units include commercial businesses, which primarily serve customers in the commercial and residential property industries, and the aerospace businesses, which serve commercial and government customers in the aerospace industry and industrial markets. Information provided to or filed with the SEC by United Technologies Corporation pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-00812.

Historical Performance of United Technologies Corporation

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$51.37	$50.73	$50.83
Second Quarter	$53.94	$48.78	$51.35
Third Quarter	$51.95	$49.35	$51.84
Fourth Quarter	$58.03	$49.79	$55.91
2006
First Quarter	$59.28	$54.47	$57.97
Second Quarter	$66.15	$57.14	$63.42
Third Quarter	$64.61	$57.96	$63.35
Fourth Quarter	$66.79	$62.06	$62.52
2007
First Quarter	$68.93	$62.47	$65.00
Second Quarter	$72.19	$64.08	$70.93
Third Quarter	$80.69	$71.08	$80.48
Fourth Quarter	$82.07	$72.68	$76.54
2008
First Quarter	$76.28	$66.23	$68.82
Second Quarter	$75.16	$61.15	$61.70
Third Quarter	$67.42	$56.66	$60.06
Fourth Quarter	$59.12	$43.22	$53.60
2009
First Quarter (through March 2, 2009)	$50.66	$39.17	$39.17

Description of Walgreen Co.

ISIN: US9314221097
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Walgreen Co. is among the largest drug store chains in the U.S. Its drugstores are engaged in the retail sale of prescription and non-prescription drugs and general merchandise, which includes, among other things, beauty care, personal care, household items, candy, photofinishing, greeting cards, convenience foods, and seasonal items. Walgreen Co.'s customers can have prescriptions filled at the drugstore counter, as well as through the mail, by telephone and via the Internet. Information provided to or filed with the SEC by Walgreen Co. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-00604.

Historical Performance of Walgreen Co.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$46.47	$44.42	$44.42
Second Quarter	$47.29	$41.87	$45.99
Third Quarter	$48.34	$41.50	$43.45
Fourth Quarter	$47.90	$43.19	$44.26
2006
First Quarter	$46.15	$42.42	$43.13
Second Quarter	$45.27	$39.80	$44.84
Third Quarter	$51.48	$44.39	$44.39
Fourth Quarter	$46.68	$40.10	$45.89
2007
First Quarter	$47.77	$43.91	$45.89
Second Quarter	$46.67	$43.49	$43.54
Third Quarter	$47.93	$43.60	$47.24
Fourth Quarter	$40.18	$35.81	$38.08
2008
First Quarter	$38.61	$33.01	$38.09
Second Quarter	$38.93	$32.51	$32.51
Third Quarter	$36.67	$30.96	$30.96
Fourth Quarter	$29.74	$21.40	$24.67
2009
First Quarter (through March 2, 2009)	$28.16	$23.24	$23.24

Description of Wal-Mart Stores, Inc.

ISIN: US9311421039
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Wal-Mart Stores, Inc. operates retail stores in various formats around the world and provides a broad assortment of merchandise and services. Its operations comprise three business segments: Wal-Mart Stores, Sam’s Club and International. Wal-Mart Stores is the largest segment of Wal-Mart Stores, Inc.'s business, and its retail formats include: supercenters, which offer a wide assortment of general merchandise and a full-line supermarket; discount stores, which offer a wide assortment of general merchandise and a limited variety of food products; and neighborhood markets, which offer a full-line supermarket and a limited assortment of general merchandise. Information provided to or filed with the SEC by Wal-Mart Stores, Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-06991.

Historical Performance of Wal-Mart Stores, Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$50.99	$50.11	$50.11
Second Quarter	$49.85	$46.81	$48.20
Third Quarter	$50.51	$42.49	$43.82
Fourth Quarter	$50.57	$43.50	$46.80
2006
First Quarter	$48.54	$44.74	$47.24
Second Quarter	$49.65	$45.03	$48.17
Third Quarter	$49.81	$43.02	$49.32
Fourth Quarter	$51.75	$45.54	$46.18
2007
First Quarter	$50.26	$45.73	$46.95
Second Quarter	$51.21	$46.33	$48.11
Third Quarter	$49.15	$42.27	$43.65
Fourth Quarter	$49.43	$42.90	$47.53
2008
First Quarter	$53.63	$45.72	$52.68
Second Quarter	$59.80	$54.08	$56.20
Third Quarter	$63.17	$58.40	$59.89
Fourth Quarter	$59.73	$49.67	$56.06
2009
First Quarter (through March 2, 2009)	$50.45	$46.42	$48.04

Description of The Western Union Company

ISIN: US9598021098
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, The Western Union Company is a global money transfer business through which customers can send money around the world, pay bills and purchase money orders. Its services are available through a network of over 335,000 agent locations in more than 200 countries and territories. Information provided to or filed with the SEC by The Western Union Company pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-32903.

Historical Performance of The Western Union Company

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2006
Third Quarter	$19.40	$17.35	$19.13
Fourth Quarter	$24.12	$18.58	$22.42
2007
First Quarter	$23.55	$20.94	$21.95
Second Quarter	$23.26	$20.45	$20.83
Third Quarter	$21.49	$18.36	$20.97
Fourth Quarter	$24.72	$18.43	$24.28
2008
First Quarter	$23.25	$19.75	$21.27
Second Quarter	$25.89	$20.02	$24.72
Third Quarter	$28.16	$23.56	$24.67
Fourth Quarter	$22.90	$10.87	$14.34
2009
First Quarter (through March 2, 2009)	$15.04	$10.76	$10.76

TAXATION IN THE UNITED STATES

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under "Taxation in the United States" and is subject to the limitations and exceptions set forth therein. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. You should consult your own tax adviser in determining the tax consequences of your investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

     The characterization of the notes for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the IRS with respect to the notes and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. Federal income tax purposes and the matter is not entirely clear, we intend to treat, and by acquiring the notes you agree to treat the notes as an “open transaction” for U.S. Federal income tax purposes and, unless otherwise indicated, the discussion below assumes this to be the case. However, it is possible that the IRS could seek to characterize the notes in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisers as to the proper characterizations and treatment of the notes for U.S. Federal income tax purposes, as well as the consequences of agreeing to treat the notes as an “open transaction”.

Tax consequences to U.S. holders

Treatment of the notes prior to maturity

     Assuming the notes are properly characterized as an “open transaction”, you should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a redemption, sale or exchange as described below.

Sale, exchange or redemption of the notes

     Generally, upon a sale, exchange or redemption of notes (including redemption of the notes on the Maturity Date), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the notes, which should equal the amount you paid to acquire the notes. If the notes are held for more than one year, such capital gain or loss should be long-term capital gain or loss.

Possible alternative tax treatments of an investment in the notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would likely be governed by certain Treasury Regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount (OID) on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     On December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective investors should consult their own advisor about possible alternative characterizations of the notes, and the effect of such alternative characterizations on the timing and amount of income recognized.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of March 3, 2008 between the agent and us.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the notes.

     No action has been or will be taken by us, any agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement, prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

     Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.